Exhibit 1.3

IRREVOCABLE PROXY

Dated as of March 8, 2004

Reference is made to the Purchase Agreement dated the date hereof (the “Purchase Agreement”), among Globetech Ventures Corp., a British Columbia corporation (“Globetech”), Braz Gold Ltda, a Brazilian corporation, (“Braz Gold”) and John Young, and Joao Luis Plugatti.  Capitalized terms used in this Proxy (the “Proxy”) shall have the respective meaning ascribed to them herein, except that terms used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

1.

Grant of Irrevocable Proxy and Appointment of Proxy.

In connection with the rights, covenants and obligations contained in the Purchase Agreement, each of John Young and Joao Luis Pulgatti (each an “Investor”) hereby individually revokes all previous proxies and irrevocably grants to, and appoints, Globetech as its duly authorized designee, such Investor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Investor, to vote the 2,000,000 common shares of Globetech held or beneficially owned in the aggregate by such Investors (or its legal representative in its capacity as legal representative) issued in connection with, and subject to those terms contained in, the Purchase Agreement.

2.

Covenants of the Investor.

Investor covenants and agrees not to transfer any common shares without first complying with the terms and conditions of the Purchase Agreement applicable to the transfer of such common shares and no such transfer shall become effective unless and until the transferee executes and delivers to Globetech a counterpart to this Proxy with respect to the common shares to be so transferred.  Each Investor acknowledges that any transfer or attempted transfer of any common shares in violation of any of the provisions hereof shall be void, and Globetech shall not record such transfer on its books or treat any purported transferee of such common shares as the owner of such common shares for any purpose.

Each Investor further covenants not to frustrate the purpose of this Irrevocable Proxy by any means, including through entering into any agreement or commitment inconsistent with such purpose, including but not limited to any inconsistent pledge, charge, hypothecation, voting agreement, voting trust or other disposition of voting rights of common shares over which such Investor retains beneficial ownership or the economic benefits and risks attendant thereto.

3.

Miscellaneous

Each of the Investors hereby affirms that each such irrevocable proxy is coupled with an interest on the basis that Globetech has issued the 2,000,000 common shares to Investors in connection with the Purchase Agreement subject to certain conditions and may under no circumstances be revoked except as otherwise provided under British Columbia law; provided, that each such irrevocable proxy shall terminate as to those common shares that are no longer subject to the terms of the Purchase Agreement.  Each of the Investors hereby ratifies and confirms all that the holder of each irrevocable proxy may lawfully do or cause to be done by virtue hereof.

This Proxy shall be governed by and construed in accordance with the domestic laws of the Province of British Columbia, without giving effect to any choice of law or conflicting provision or rule (whether of the Province of British Columbia, or any other jurisdiction) that would cause the laws of any jurisdiction other than the Province of British Columbia to be applied.  In furtherance of the foregoing, the internal law of the Province of British Columbia will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

This Proxy may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument; provided, however, that this Proxy shall be effective and binding upon each signatory hereto regardless of whether any other Investor has executed a counterpart.

WITNESS WHEREOF, the parties hereto execute and deliver this Proxy as of the date first written above.

John Young

“J Young”

Joao Luis Pulgatti

“J L Pulgatti”